Report of Independent Accountants

To the Shareholders of Level 8 Systems, Inc.

In our opinion, the accompanying consolidated balance sheet as of December 31, 1998 and the related consolidated statements of operations, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of Level 8 Systems, Inc. (the "Company") and its subsidiaries at December 31, 1998 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The financial statements of the Company as of December 31, 1997 and for the year then ended and for the year ended December 31, 1996 were each audited by other independent accountants whose reports, dated February 23, 1998 and January 31, 1997, respectively, expressed unqualified opinions on these statements.

As explained in Note 14, the Company has entered into certain agreements with its primary shareholder, Liraz Systems, Ltd.


/s/ PricewaterhouseCoopers LLP

Washington, D.C.
March 31, 1999